Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
VaxGen, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-63258, 333-101057, and 333-101498) on Form S-3 and (Nos. 333-85391, 333-61158, 333-84922, 333-101886, and 333-108112) on Form S-8 of VaxGen, Inc. of our report dated February 7, 2003, except as to note 2 which is as of November 19, 2003, relating to the balance sheets of VaxGen, Inc. (a development stage enterprise) as of December 31, 2002 and 2001, and the related statements of operations, cash flows and stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2002 and for the period from November 27, 1995 (inception) through December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K/A, of VaxGen, Inc.

Our report dated February 7, 2003, except as to note 2 which is as of November 19, 2003, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations during its development stage and expects to have a working capital deficiency for 2003 which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty. Our report also includes an explanatory paragraph referring to the Company’s restatement of its financial statements as of and for the years ended December 31, 2002 and 2001 and the period from November 27, 1995 (inception) through December 31, 2002.

/s/ KPMG LLP

Mountain View, California
November 19, 2003